Exhibit 99.2
Republic Services, Inc. Increases Quarterly Dividend to $0.345 Per Share

PHOENIX (July 27, 2017) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 2.5-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.345 per share will be paid on Oct. 16, 2017, to shareholders of record on Oct. 2, 2017.

Donald W. Slager, president and chief executive officer, said, “The increase in our quarterly dividend of 8 percent demonstrates our commitment to increase cash returned to shareholders. This is the eighth year in a row we’ve increased our quarterly dividend which speaks to the stability and predictability of our cash flows.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

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